Meade Instruments Corporation
6001 OAK CANYON, IRVINE, CALIFORNIA 92618-5200 U.S.A.
(949) 451-1450 ■ FAX: (949) 451-1460 ■ www.meade.com

Brent W. Christensen, CFO Meade Instruments Corp. (949) 451-1450	Philip Bourdillon/Eugene Heller Silverman Heller Associates (310) 208-2550

Meade Instruments Corp. Reports
First-Quarter Fiscal 2006 Results

IRVINE, Calif. – June 23, 2005 – Meade Instruments Corp. (Nasdaq NM: MEAD) today reported results for the first quarter of its fiscal year 2006, ended May 31, 2005. The Company’s fiscal year 2006 ends on February 28, 2006.

Net sales for the three months ended May 31, 2005 were $21.5 million versus $19.6 million in the comparable period a year ago. Excluding non-cash charges for the Company’s ESOP, net loss for the three months ended May 31, 2005 was $0.8 million, or ($0.04) per share, compared to an ESOP-adjusted net loss of $1.1 million, or ($0.06) per share, for the comparable period a year ago.

Including ESOP charges, first-quarter 2006 net loss was $0.8 million, or ($0.04) per share, compared to a net loss of $1.2 million, or ($0.06) per share, in the comparable period a year ago.

Steve Murdock, president and CEO of Meade Instruments, said he was pleased with the improvement over the prior year. “As we move into this fiscal year we have marketing initiatives backing up several new products that we expect will continue to improve our results over the prior year. Although we are seeing improvement in order volume over that of the prior year and expect more stable demand as the year progresses, as is always the case this early in our year, we have limited top-line visibility,” continued Murdock.

The Company stated that at this point fiscal 2006 revenue growth is expected to be between 10% and 15% and net income, excluding ESOP charges, is expected to be in the range of $0.05 to $0.07 per diluted share. For the fiscal year ended February 28, 2005, the Company reported net sales of $111.8 million and a net loss per share, excluding ESOP charges, of ($0.03).

Gross margin for the quarter improved to 27.8% from 24.0% in the prior year. The increase was attributed to higher sales covering manufacturing costs and sales mix trending toward higher margin products.

The Company will host a teleconference with investment professionals at 7:30 a.m. PDT (10:30 a.m. EDT) on June 23, 2005. To participate in the teleconference, please call 877-869-7690 (or 706-758-0239) approximately 10 minutes prior to the teleconference start time. Investors can also listen to the call live via the Internet at www.meade.com and www.earnings.com. These websites will host an audio archive of the call.

Meade Instruments is a leading designer and manufacturer of optical products including telescopes and accessories for the beginning to serious amateur astronomer. Meade offers a complete line of binoculars for the casual observer to the serious sporting or birding observer. Meade also offers a complete line of riflescopes under the Simmons®, Weaver® and Redfield® brand names. The Company distributes its products worldwide through a network of specialty retailers, mass merchandisers and domestic and foreign distributors. Additional information on Meade is available at www.meade.com

“Safe-Harbor” Statement under the Private Securities Litigation Reform Act of 1995: This news release contains comments and forward-looking statements based on current plans, exceptions, events, and financial and industry trends that may affect the Company’s future operating results and financial position expectations, including net sales and income for fiscal 2005. Such statements involve risks and uncertainties which cannot be predicted or quantified and which may cause future activities and results of operations to differ materially from those discussed above. Such risks and uncertainties include, without limitation: any significant decline in general economic conditions or uncertainties affecting consumer spending; any general decline in demand for the Company’s products; the Company’s inability to develop and bring to market new and innovative products; any loss of, or failure to replace, any significant portion of the sales made to any significant customer of the Company; the inherent risks associated with international sales, as well as the other risks and uncertainties previously set forth in the Company’s filings with the Securities and Exchange Commission. The historical results achieved are not necessarily indicative of future prospects of the Company. For additional information, refer to the Company’s filings with the Securities and Exchange Commission.

(Financial Data Follow)
MEADE INSTRUMENTS CORP.
STATEMENT OF OPERATIONS DATA
(Unaudited)
(000s omitted, except per share data)

	Three Months Ended
	May 31,
	2005	2004
Net sales	$21,525	$19,617
Cost of sales	15,546	14,912

Gross profit	5,979	4,705
Selling expenses	3,693	3,402
General and administrative expenses	2,898	2,476
ESOP expense	92	103
Research and development expenses	369	525

Operating loss	(1,073)	(1,801)
Interest expense	204	151

Loss before income taxes	(1,277)	(1,952)
Income tax benefit	(484)	(793)

Net loss	$(793)	$(1,159)

Per share information:
Net loss — basic and diluted	$(0.04)	$(0.06)

Weighted average common shares outstanding — basic and diluted.	19,252	19,232

Reconciliation of net loss, excluding ESOP charges, to net loss, including ESOP charges
(000s omitted, except per share data):

	Three Months Ended
	May 31,
	2005	2004
Net loss	$(793)	$(1,159)
ESOP expense, net of tax	41	58

Net loss excluding ESOP, net of tax	$(752)	$(1,101)

Per share information:
Net loss — basic and diluted	$(0.04)	$(0.06)
ESOP expense, net of tax	0.00	0.00

Net loss excluding ESOP — basic and diluted	$(0.04)	$(0.06)

Management believes net loss, excluding ESOP expense, net of tax is a supplemental financial measure commonly used by management and industry analysts to evaluate the Company’s financial performance. The ESOP expense is a non-cash expense related to the allocation of Company stock to participants in its Employee Stock Ownership Plan. The expense related to the ESOP stock allocation is based on the market value of the allocated stock. Excluding the ESOP expense, net of tax, eliminates the volatility introduced into the income statement by the market value expense of the ESOP allocation. Given the possibility for volatility in the future share price of the Company’s stock, the Company is unable to provide guidance with respect to future net income (loss) including ESOP charges.

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